                                                                                                                          Exhibit 99.2

FITZSIMONS TO STEP DOWN AS TRIBUNE COMPANY CHAIRMAN AND CEO

CHICAGO, Dec. 19, 2007—Tribune Company (NYSE: TRB) announced today that Dennis FitzSimons will step down as chairman and chief executive officer immediately after the company completes its going-private transaction. FitzSimons will leave the company at the end of the year.

“I am proud to have been part of Tribune for more than 25 years,” said FitzSimons. “The company’s greatest strength has always been the talent and dedication of its 20,000 employees. I thank them for their commitment to serving our readers, viewers, listeners and advertisers.”

On April 2, 2007, Tribune announced its intention to become a private company, owned 100 percent by the Tribune Employee Stock Ownership Plan (Tribune ESOP). At that time, Sam Zell made an initial investment of $250 million in the company. He joined Tribune’s board of directors in May. When the transaction closes, his investment in Tribune will increase to $315 million and he will become chairman of the board.

“Sam Zell is an entrepreneur with a phenomenal track record,” added FitzSimons. “He has made a significant investment in Tribune that indicates his strong belief in the value of the company’s media assets. It was Sam’s creativity, personal commitment and investment that made this transaction possible.”

“Dennis FitzSimons has provided Tribune with outstanding leadership through a challenging environment,” said Zell. “He helped build the company into one of the nation’s premier media businesses, and has been instrumental in guiding Tribune to the closing of this historic transaction. I wish him much success in the next phase of his career.”

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TRIBUNE (NYSE: TRB) is one of the country’s top media companies, operating businesses in publishing, interactive and broadcasting. It reaches more than 80 percent of U.S. households and is the only media organization with newspapers, television stations and websites in the nation’s top three markets. In publishing, Tribune’s leading daily newspapers include the Los Angeles Times, Chicago Tribune, Newsday (Long Island, N.Y.), The Sun (Baltimore), South Florida Sun-Sentinel, Orlando Sentinel and Hartford Courant. The company’s broadcasting group operates 23 television stations, Superstation WGN on national cable, Chicago’s WGN-AM and the Chicago Cubs baseball team. Popular news and information websites complement Tribune’s print and broadcast properties and extend the company’s nationwide audience.

INVESTOR/MEDIA CONTACT: Gary Weitman
312/222-3394 (office)
312/222-1573 (fax)
gweitman@tribune.com

Forward-Looking Statements
This press release contains certain comments or forward-looking statements that are based largely on the company’s current expectations and are subject to certain risks, trends and uncertainties. You can identify these and other forward looking statements by the use of such words as “will,” “expect,” “plans,” “believes,” “estimates,” “intend,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Actual results could differ materially from the expectations expressed in these statements. Factors that could cause actual results to differ include risks related to the transactions being consummated; the risk that financing might not be obtained in a timely manner, without conditions, or at all; the impact of the substantial indebtedness incurred to finance the consummation of the merger; the ability to satisfy all closing conditions in the definitive agreements; difficulties in retaining employees as a result of the merger agreement; risks of unforeseen material adverse changes to our business or operations; risks that the proposed transaction disrupts current plans, operations, and business growth initiatives; the risk associated with the outcome of any legal proceedings that may be instituted against Tribune and others in connection with the merger agreement; and other factors described in Tribune’s publicly available reports filed with the SEC, including the most current annual 10-K and quarterly 10-Q reports, which contain a discussion of various factors that may affect Tribune’s business or financial results. These factors, including also the ability to complete the merger, could cause actual future performance to differ materially from current expectations. Tribune is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers.